Exhibit 4.4

SERIES SUPPLEMENT RELATING TO THE TERMS OF
CAPITAL SECURITIES AND COMMON SECURITIES
OF SERIES B

Pursuant to Section 6.1 of the Amended and Restated Declaration of Trust of Umpqua Master Trust I (the “Master Trust”), dated as of August 9, 2007 (as amended from time to time, the “Declaration”), the designation, rights, privileges, restrictions, preferences and other terms and provisions of the Capital Securities and the Common Securities of Series B (the “Series”) of the Master Trust (collectively, the “Securities”) are set out below (each capitalized term used but not defined herein has the meaning set forth in the Declaration):

1.      Designation and Number.

     (a) Capital Securities. 20,000 Capital Securities of the Series (the “Capital Securities”) shall have an aggregate liquidation amount of Twenty Million and 00/100 Dollars ($20,000,000) and a liquidation amount with respect to the assets of the Series of $1,000 per Capital Security. The Capital Security Certificates evidencing the Capital Securities shall be substantially in the form of Exhibit A-1 to the Declaration, with such changes and additions thereto or deletions therefrom as may be required by ordinary usage, custom or practice or to conform to the rules of any stock exchange on which the Capital Securities are listed, if any.

     (b) Common Securities. 619 Common Securities of the Series (the “Common Securities”) will be evidenced by Common Security Certificates substantially in the form of Exhibit A-2 to the Declaration, with such changes and additions thereto or deletions therefrom as may be required by ordinary usage, custom or practice. In the absence of an Event of Default relating to the Securities, the Common Securities will have an aggregate liquidation amount with respect to the assets of the Series of Six Hundred Nineteen Thousand and 00/100 Dollars ($619,000) and a liquidation amount with respect to the assets of the Series of $1,000 per Common Security.

2.      Distributions.

     (a) Distributions on each Security will be payable at a variable per annum rate of interest, reset quarterly, equal to LIBOR, as determined on the LIBOR Determination Date for such Distribution Period, plus 2.75% (the “Coupon Rate”); provided, however, that the Coupon Rate for any Distribution Period may not exceed the Interest Rate (as defined in the Indenture) for the related Interest Period (as defined in the Indenture). Distributions in arrears for more than one Distribution Period will bear interest thereon, compounded quarterly, at the applicable Coupon Rate for each Distribution Period thereafter (to the extent permitted by applicable law). The term “Distributions,” as used herein, includes cash Distributions, any such compounded Distributions and any Additional Amounts payable on the Debentures of the series to which the Securities relate unless otherwise stated. A Distribution is payable only to the extent that payments are made in respect of the Trust Property of the Series in which Holders of the Securities have an interest that is held by the Institutional Trustee and to the extent the Institutional Trustee has funds therefrom in the Property Account of the Series legally available

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therefor. The amount of Distributions payable in respect of the Securities will be computed on the basis of a 360-day year and the actual number of days elapsed in such Distribution Period.

The term “Distribution Period,” as used herein, means (i) in the case of the first Distribution Period, the period from, and including, the date of original issuance of the Securities to, but excluding, the initial Distribution Payment Date and (ii) thereafter, from, and including, the first day following the end of the preceding Distribution Period to, but excluding, the applicable Distribution Payment Date or, in the case of the last Distribution Period, the related date of redemption.

     (b) LIBOR shall be determined by the Calculation Agent for each Distribution Period in accordance with the following provisions:

          (i) On the second LIBOR Business Day (provided, that on such day commercial banks are open for business (including dealings in foreign currency deposits) in London (a “LIBOR Banking Day”), and otherwise the next preceding LIBOR Business Day that is also a LIBOR Banking Day) prior to the commencement of such Distribution Period (or, with respect to the first Distribution Period, on September 6, 2007) (each such day, a “LIBOR Determination Date”), LIBOR shall equal the rate, as obtained by the Calculation Agent, for three-month U.S. Dollar deposits in Europe, which appears on Reuters Screen LIBOR 01 Page (as defined in the International Swaps and Derivatives Association, Inc. 2000 Interest Rate and Currency Exchange Definitions) or such other page as may replace such page, as of 11:00 a.m. (London time) on such LIBOR Determination Date, as reported by Bloomberg Financial Markets Commodities News or any successor service (“Reuters Screen”). “LIBOR Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banking institutions in The City of New York or Chicago, Illinois are authorized or obligated by law or executive order to be closed. If such rate is superseded on Reuters Screen by a corrected rate before 12:00 noon (London time) on such LIBOR Determination Date, the corrected rate as so substituted will be LIBOR for such LIBOR Determination Date.

          (ii) If, on such LIBOR Determination Date, such rate does not appear on Reuters Screen, the Calculation Agent shall determine the arithmetic mean of the offered quotations of the Reference Banks (as defined below) to leading banks in the London interbank market for three-month U.S. Dollar deposits in Europe (in an amount determined by the Calculation Agent) by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks. If, on such LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal the arithmetic mean of such quotations. If, on such LIBOR Determination Date, only one or none of the Reference Banks provide such a quotation, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that at least two leading banks in The City of New York (as selected by the Calculation Agent) are quoting on such LIBOR Determination Date for three-month U.S. Dollar deposits in Europe at

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approximately 11:00 a.m. (London time) (in an amount determined by the Calculation Agent). As used herein, “Reference Banks” means four major banks in the London interbank market selected by the Calculation Agent.

          (iii) If the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR for such Distribution Period shall be LIBOR in effect for the immediately preceding Distribution Period.

     (c) All percentages resulting from any calculations on the Securities will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% being rounded to 9.87655%), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     (d) As soon as practicable following each LIBOR Determination Date, but in no event later than the 5th business day following such LIBOR Determination Date, the Calculation Agent shall notify, in writing, the Sponsor and the Paying Agent of the applicable Coupon Rate that applies to the related Distribution Period. The Calculation Agent shall, upon the request of a Holder of any Securities, inform such Holder of the Coupon Rate that applies to the related Distribution Period. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Sponsor and the Holders of the Securities. Any error in a calculation of the Coupon Rate by the Calculation Agent may be corrected at any time by the delivery of notice of such corrected Coupon Rate as provided above. The Paying Agent shall be entitled to rely on information received from the Calculation Agent or the Sponsor as to the applicable Coupon Rate. The Sponsor shall, from time to time, provide any necessary information to the Paying Agent relating to any original issue discount and interest on the Securities that is included in any payment and reportable for taxable income calculation purposes.

     (e) Distributions on the Securities will be cumulative, will accrue from the date of original issuance, and will be payable, subject to extension of Distribution Periods as described herein, quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2007 (each, a “Distribution Payment Date”), and on any earlier date of redemption, as applicable. The Debenture Issuer has the right under the Indenture to defer payments of interest on the Debentures of the series to which the Securities relate by extending the interest payment period for up to 20 consecutive quarterly periods (each such extended interest payment period, together with all previous and future consecutive extensions thereof, is referred to herein as an “Extension Period”) at any time and from time to time on such Debentures, subject to the conditions described below and in the Indenture. No Extension Period may end on a date other than a Distribution Payment Date or extend beyond the Maturity Date, any Optional Redemption Date or the Special Redemption Date, as the case may be (each such term as defined herein). During any Extension Period, interest will continue to accrue on the Debentures of the series to which the Securities relate, and interest on such accrued interest (such accrued interest and interest thereon referred to herein as “Deferred Interest”) will accrue, at an annual rate equal to the Coupon Rate applicable during such Extension Period, compounded quarterly from the date such Deferred Interest would have been payable were it not

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for the Extension Period, to the extent permitted by applicable law. At the end of any Extension Period, the Debenture Issuer shall pay all Deferred Interest then accrued and unpaid on the Debentures of the series to which the Securities relate; provided, however, that during any Extension Period, the Debenture Issuer may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Debenture Issuer’s capital stock, (ii) make any payment of principal or premium or interest on or repay, repurchase or redeem any debt securities of the Debenture Issuer that rank in all respects pari passu with or junior in interest to such Debentures or (iii) make any payment under any guarantees of the Debenture Issuer that rank in all respects pari passu with or junior in interest to the Guarantee (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Debenture Issuer (A) in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, (B) in connection with a dividend reinvestment or stockholder stock purchase plan or (C) in connection with the issuance of capital stock of the Debenture Issuer (or securities convertible into or exercisable for such capital stock), as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of any exchange or conversion of any class or series of the Debenture Issuer’s capital stock (or any capital stock of a subsidiary of the Debenture Issuer) for any class or series of the Debenture Issuer’s capital stock or of any class or series of the Debenture Issuer’s indebtedness for any class or series of the Debenture Issuer’s capital stock, (c) the purchase of fractional interests in shares of the Debenture Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder’s rights plan, or the issuance of rights, stock or other property under any stockholder’s rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior in interest to such stock). Prior to the termination of any Extension Period, the Debenture Issuer may further extend such Extension Period, provided, that no Extension Period (including all previous and further consecutive extensions that are part of such Extension Period) shall exceed 20 consecutive quarterly periods. Upon the termination of any Extension Period and upon the payment of all Deferred Interest, the Debenture Issuer may commence a new Extension Period, subject to the requirements herein and in the Indenture. No interest or Deferred Interest (except any Additional Amounts that may be due and payable) shall be due and payable during an Extension Period, except at the end thereof, but Deferred Interest shall accrue upon each installment of interest that would otherwise have been due and payable during such Extension Period until such installment is paid.

As a consequence of any Extension Period, Distributions will be deferred. Notwithstanding any such deferral, Distributions will continue to accrue on the Securities, and Distributions on such accrued Distributions will accrue, at the Coupon Rate applicable during such Extension Period, compounded quarterly, to the extent permitted by applicable law. If Distributions are deferred, the Distributions due shall be paid on the date that such Extension Period terminates to Holders of the Securities as they appear on the books and records of the Master Trust on the regular record date immediately preceding the Distribution Payment Date on which such Extension Period terminates to the extent that the Series has funds legally available for the payment of such Distributions in the Property Account of the Series.

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The Master Trust’s funds available for Distributions to the Holders of the Securities will be limited to payments received from or in respect of the Trust Property of the Series in which Holders of the Securities have an interest. The payment of Distributions out of moneys held by the Master Trust for such Series is guaranteed by the Guarantor pursuant to the Guarantee.

     (f) Distributions on the Securities on any Distribution Payment Date will be payable to the Holders thereof as they appear on the books and records of the Registrar on the relevant regular record dates. The relevant “regular record dates” shall be 15 days before the relevant Distribution Payment Dates. Distributions payable on any Securities that are not punctually paid on any Distribution Payment Date will cease to be payable to the Person in whose name such Securities are registered on the original relevant regular record date, and such defaulted Distributions will instead be payable to the Person in whose name such Securities are registered on the regular record date preceding the Distribution Payment Date on which the related Extension Period terminates or, in the absence of an Extension Period, a special record date therefor selected by the Administrators.

     (g) In the event that there is any money or other property held by or for the Series that is not accounted for hereunder, such property shall be distributed Pro Rata (as defined herein) among the Holders of the Securities.

     (h) If any Distribution Payment Date other than any date of redemption falls on a day that is not a Business Day, then Distributions payable will be paid on, and such Distribution Payment Date will be moved to, the next succeeding Business Day, and additional Distributions will accrue for each day that such payment is delayed as a result thereof.

3. Liquidation Distribution Upon Dissolution. In the event of the voluntary or involuntary liquidation, dissolution, winding-up or termination of the Master Trust or the Series (each, a “Liquidation”), the Holders of the Securities will be entitled to receive out of the assets of the Series legally available for distribution to Holders of the Securities, after satisfaction of liabilities to creditors of the Series (to the extent not satisfied by the Sponsor), an amount in cash equal to the aggregate of the liquidation amount of $1,000 per Security plus unpaid Distributions accrued thereon to the date of payment (collectively, the “Liquidation Distribution”), unless: (i) the Securities have been redeemed in full in accordance with the terms hereof; or (ii) the Debentures of the series to which the Securities relate in an aggregate principal amount equal to the aggregate liquidation amount of such Securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Securities, after paying or making reasonable provision to pay all claims against and obligations of the Series in accordance with §3808(g) of the Statutory Trust Act, shall be distributed on a Pro Rata basis to the Holders of the Securities in exchange for such Securities.

The Sponsor, as the Holder of all of the Common Securities, has the right at any time, upon receipt by it and the Institutional Trustee for the benefit of the Series of (i) an opinion of nationally recognized tax counsel that Holders will not recognize any gain or loss for United States Federal income tax purposes as a result of the distribution of Debentures of the series to which the Securities relate, to dissolve the Series (including, without limitation, upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, each as defined herein) and (ii) prior approval from the Federal Reserve or the OTS, as applicable, (if

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then required under applicable capital guidelines or policies of the Federal Reserve or the OTS, as applicable) and, after satisfaction of liabilities to creditors of the Series, cause the Debentures of the series to which the Securities relate to be distributed to the Holders of the Securities on a Pro Rata basis in accordance with the aggregate liquidation amount thereof.

Notwithstanding the foregoing, if a Liquidation occurs, the Series shall be liquidated by the Institutional Trustee of the Series as expeditiously as such Trustee determines to be practical by distributing, after satisfaction of liabilities to creditors of the Series (to the extent not satisfied by the Sponsor) as provided by applicable law, to the Holders of the Securities, the Debentures of the series to which the Securities relate on a Pro Rata basis, unless such distribution is determined by the Institutional Trustee not to be practical, in which event such Holders will be entitled to receive on a Pro Rata basis, out of the assets of the Series legally available for distribution to the Holders of the Securities, after satisfaction of liabilities to creditors of the Series (to the extent not satisfied by the Sponsor), an amount in cash equal to the Liquidation Distribution; provided, however, that a Liquidation of the Series pursuant to clause (2) of Section 7.1(a) of the Declaration shall occur if the Institutional Trustee determines that such Liquidation is practical by distributing, after satisfaction of liabilities to creditors of the Series (to the extent not satisfied by the Sponsor), to the Holders of the Securities on a Pro Rata basis, the Debentures of the series to which the Securities relate, and such distribution occurs.

If, upon any Liquidation, the Liquidation Distribution can be paid only in part because the Series has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Series on the Securities shall be paid to the Holders of the Securities on a Pro Rata basis, except that if an Event of Default relating to the Securities has occurred and is continuing, then the Capital Securities shall have a preference over the Common Securities with regard to such amounts.

Upon any Liquidation involving a distribution of the Debentures of the series to which the Securities relate, if at the time of such Liquidation, the Capital Securities were rated by at least one nationally-recognized statistical rating organization, the Debenture Issuer will use its reasonable best efforts to obtain from at least one such or other rating organization a rating for such Debentures.

After the date for any distribution of the Debentures of the series to which the Securities relate upon any Liquidation, (i) the Securities of the Series will be deemed to be no longer outstanding, (ii) any Certificates representing the Capital Securities will be deemed to represent undivided beneficial interests in such of the Debentures of the series to which the Securities relate as have an aggregate principal amount equal to the aggregate liquidation amount of such Capital Securities and bearing accrued and unpaid interest equal to accrued and unpaid Distributions on such Capital Securities until such Certificates are presented to the Debenture Issuer or its agent for transfer or reissuance (and until such Certificates are so surrendered, no payments shall be made to Holders of Securities in respect of any payments due and payable under the Debentures of the series to which the Securities relate) and (iii) all rights of Holders of Securities shall cease, except the right of such Holders to receive Debentures of the series to which the Securities relate upon surrender of Certificates representing such Securities.

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4.      Redemption and Distribution.

     (a) The Debentures of the series to which the Securities relate will mature on December 15, 2037 (the “Maturity Date”) at an amount in cash equal to 100% of the principal amount thereof plus unpaid interest accrued thereon to such date (the “Maturity Redemption Price”). The Debentures of the series to which the Securities relate may be redeemed by the Debenture Issuer, at its option, in whole or in part, on any Distribution Payment Date on or after December 15, 2012 (each, an “Optional Redemption Date”), at the Optional Redemption Price, upon not less than 30 nor more than 60 days’ prior written notice to holders of such Debentures. In addition, upon the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event, such Debentures may be redeemed by the Debenture Issuer, at its option, in whole or in part, at any time within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event, as the case may be (the “Special Redemption Date”), at the Special Redemption Price, upon not less than 30 nor more than 60 days’ prior written notice to holders of such Debentures so long as such Tax Event, Investment Company Event or Capital Treatment Event, as the case may be, is continuing. In each case, the right of the Debenture Issuer to redeem such Debentures prior to maturity is subject to the Debenture Issuer and the Master Trust having received prior approval from the Federal Reserve or the OTS, if then required under applicable capital guidelines or policies thereof.

“Tax Event” means the receipt by the Debenture Issuer and the Master Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to or change (including any announced prospective change) in the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement (including any private letter ruling, technical advice memorandum, regulatory procedure, notice or announcement) (an “Administrative Action”) or judicial decision interpreting or applying such laws or regulations, regardless of whether such Administrative Action or judicial decision is issued to or in connection with a proceeding involving the Debenture Issuer, the Master Trust or any Series and whether or not subject to review or appeal, which amendment, clarification, change, Administrative Action or decision is enacted, promulgated or announced, in each case on or after the date of original issuance of the Debentures of the series to which the Securities relate, there is more than an insubstantial risk that: (i) the Master Trust or the Series is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on such Debentures; (ii) if the Debenture Issuer is organized and existing under the laws of the United States or any state thereof or the District of Columbia, interest payable by the Debenture Issuer on such Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Debenture Issuer, in whole or in part, for United States federal income tax purposes; or (iii) the Master Trust or the Series is, or will be within 90 days of the date of such opinion, subject to or otherwise required to pay, or required to withhold from Distributions, more than a de minimis amount of other taxes (including withholding taxes), duties, assessments or other governmental charges.

“Investment Company Event” means the receipt by the Debenture Issuer and the Master Trust of an opinion of counsel experienced in such matters to the effect that, as a result of a change in law or regulation or written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an

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insubstantial risk that the Master Trust or the Series is or, within 90 days of the date of such opinion will be, considered an Investment Company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of the original issuance of the Debentures of the series to which the Securities relate.

“Capital Treatment Event” means, if the Debenture Issuer is organized and existing under the laws of the United States or any state thereof or the District of Columbia, the receipt by the Debenture Issuer and the Master Trust of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision thereof or therein, or any rules, guidelines or policies of an applicable regulatory authority for the Debenture Issuer or (b) any official or administrative pronouncement or action or decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of original issuance of the Debentures of the series to which the Securities relate, there is more than an insubstantial risk that the Debenture Issuer will not, within 90 days of the date of such opinion, be entitled to treat Capital Securities as “Tier 1 Capital” (or its then equivalent) if the Debenture Issuer (or its successor) were subject to such capital requirement, applied as if the Debenture Issuer (or its successor) were a bank holding company for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to the Debenture Issuer; provided, however, that the inability of the Debenture Issuer to treat all or any portion of the aggregate Liquidation Amount of the Capital Securities as “Tier 1 Capital” shall not constitute the basis for a Capital Treatment Event if such inability results from the Debenture Issuer having preferred stock, minority interests in consolidated subsidiaries and any other class of security or interest which the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies) may now or hereafter accord ‘Tier 1 Capital” treatment that, in the aggregate, exceed the amount which may now or hereafter qualify for treatment as “Tier 1 Capital” under applicable capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies) applied as if the Debenture Issuer (or its successor) were a bank holding company for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies); provided, further, that the distribution of such Debentures in connection with the Liquidation of the Series by the Debenture Issuer shall not in and of itself constitute a Capital Treatment Event unless such Liquidation shall have occurred in connection with a Tax Event or an Investment Company Event.

“Optional Redemption Price” means an amount in cash equal to 100% of the principal amount of the Debentures of the series to which the Securities relate being redeemed plus unpaid interest accrued on such Debentures to the related Optional Redemption Date.

“Special Event” means any of a Tax Event, an Investment Company Event or a Capital Treatment Event.

“Special Redemption Price” means, with respect to the redemption of the Debentures of the series to which the Securities relate following a Special Event, an amount in cash equal to 103.525% of the principal amount of such Debentures to be redeemed prior to December 15,

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2008 and thereafter equal to the percentage of the principal amount of such Debentures that is specified below for the Special Redemption Date plus, in each case, unpaid interest accrued thereon to the Special Redemption Date:

Special Redemption During the 12-Month
Period Beginning December 15,	Percentage of Principal Amount

2008	103.140%
2009	102.355%
2010	101.570%
2011	100.785%
2012 and thereafter	100.000%

     (b) Upon any repayment of the Debentures of the series to which the Securities relate at maturity or in whole or in part upon redemption (other than following the distribution of such Debentures to the Holders of the Securities), the proceeds from such repayment shall concurrently be applied to redeem Pro Rata, at a redemption price corresponding to the applicable Maturity Redemption Price, Optional Redemption Price or Special Redemption Price for such Debentures of the series to which the Securities relate, as the case may be, Securities having an aggregate liquidation amount equal to the aggregate principal amount of such Debentures so repaid; provided, however, that Holders of such Securities shall be given not less than 30 nor more than 60 days’ prior written notice of such redemption (other than a redemption resulting from the maturity of such Debentures on the Maturity Date).

     (c) If fewer than all the outstanding Securities are to be so redeemed, the Common Securities and the Capital Securities will be redeemed Pro Rata and the Capital Securities to be redeemed will be as described in Section 4(e)(ii) below.

     (d) The Master Trust may not redeem fewer than all the outstanding Capital Securities unless all accrued and unpaid Distributions have been paid on all the outstanding Capital Securities for all Distribution Periods terminating on or before the related date of redemption.

     (e) Redemption or Distribution Procedures.

          (i) Written notice of any redemption of, or written notice of distribution of the Debentures of the series to which the Securities relate in exchange for, the Securities (a “Redemption/Distribution Notice”) will be given by the Master Trust by mail to each Holder of Securities to be redeemed or exchanged not fewer than 30 nor more than 60 days before the date of redemption or exchange thereof which, in the case of a redemption, will be the date of maturity or redemption of such Debentures. For purposes of the calculation of the date of redemption or exchange and the dates on which notices are given pursuant to this Section 4(e)(i), a Redemption/Distribution Notice shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, to Holders of such Securities. Each Redemption/Distribution Notice shall be addressed to the Holders of such Securities at the address of each such Holder

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appearing on the books and records of the Registrar. No defect in the Redemption/Distribution Notice or in the mailing thereof with respect to any Holder shall affect the validity of the redemption or exchange proceedings with respect to any other Holder.

          (ii) In the event that fewer than all the outstanding Capital Securities are to be redeemed, the Capital Securities to be redeemed shall be redeemed Pro Rata from each Holder.

          (iii) If the Securities are to be redeemed and the Master Trust gives a Redemption/Distribution Notice, which notice may only be issued if the Debentures of the series to which the Securities relate are redeemed or repaid as set out in this Section (which notice will be irrevocable), then, provided, that the Institutional Trustee has a sufficient amount of cash in connection with the related redemption or maturity of such Debentures, the Institutional Trustee will, with respect to Book-Entry Capital Securities, irrevocably deposit with the Depositary for such Book-Entry Capital Securities, the price payable upon redemption of the Securities, and will give such Depositary irrevocable instructions and authority to pay the price payable upon redemption of such Book-Entry Capital Securities to Beneficial Owners of the Capital Securities. With respect to Capital Securities that are not Book-Entry Capital Securities, the Institutional Trustee will pay the price payable upon redemption of such Securities to the Holders of such Securities by check mailed to the address of each such Holder appearing on the books and records of the Master Trust on the related date of redemption. If a Redemption/Distribution Notice shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, Distributions will cease to accrue on the Securities so subject to redemption and all rights of Holders of such Securities so subject to redemption will cease, except the right of the Holders of such Securities to receive the applicable price specified in Section 4(a), but without interest on such price. If any date of redemption of the Securities falls on a day that is not a Business Day, then payment of all amounts payable on such date will be made on the next succeeding Business Day, and no additional Distributions will accrue in respect of such payment on such next succeeding Business Day. If any amount payable upon redemption of the Securities is improperly withheld or refused and not paid either by the Master Trust (for, with respect to, or on behalf of the Series), the Debenture Issuer or the Sponsor as guarantor pursuant to the Guarantee, Distributions on such Securities will continue to accrue at the Coupon Rate applicable from the date of redemption to the actual date of payment, in which case the actual payment date will be considered the date of redemption for purposes of calculating the price payable upon redemption of the Securities. In the event of any redemption of the Capital Securities issued by the Master Trust in part, the Master Trust shall not be required to (i) issue, register the transfer of or exchange any Security during a period beginning at the opening of business 15 days before any selection for redemption of the Capital Securities and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of the Capital Securities

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to be so redeemed or (ii) register the transfer of or exchange any Capital Securities so selected for redemption, in whole or in part, except for the unredeemed portion of any Capital Securities being redeemed in part.

          (iv) Redemption/Distribution Notices shall be sent by the Administrators on behalf of the Master Trust (for, with respect to, or on behalf of the Series) (A) in respect of the Capital Securities, to the Holders thereof, and (B) in respect of the Common Securities, to the Holder thereof.

          (v) Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), and provided, that the acquiror is not the Holder of the Common Securities or the obligor under the Indenture, the Sponsor or any of its subsidiaries may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement.

5.      Voting Rights - Capital Securities.

     (a) Except as provided under Sections 5(b) and 7 and as otherwise required by law and the Declaration, the Holders of the Capital Securities will have no voting rights. The Administrators are required to call a meeting of the Holders of the Capital Securities if directed to do so by Holders of not less than 10% in liquidation amount of the Capital Securities.

     (b) Subject to the requirements of obtaining a tax opinion by the Institutional Trustee in certain circumstances set forth in the penultimate sentence of this paragraph, the Holders of a Majority in liquidation amount of the Capital Securities then outstanding, voting as a single class, have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee, or exercising any trust or power conferred upon the Institutional Trustee under the Declaration, in respect of the Capital Securities, including (i) directing the time, method, place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee with respect to the Debentures of the series to which the Securities relate, (ii) waiving any past default and its consequences that are waivable under the Indenture, (iii) exercising any right to rescind or annul an acceleration of the principal of all the Debentures of the series to which the Securities relate or (iv) consenting on behalf of all the Holders of the Capital Securities to any amendment, modification or termination of the Indenture or the Debentures of the series to which the Securities relate where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of the registered holders of greater than a simple majority in principal amount of Debentures of the series to which the Securities relate (a “Super Majority”) affected thereby, the Institutional Trustee may only give such consent or take such action at the written direction of the Holders of not less than the proportion in liquidation amount of the Capital Securities outstanding which the relevant Super Majority represents of the aggregate principal amount of the outstanding Debentures of the series to which the Securities relate. If the Institutional Trustee fails to enforce its rights under such Debentures after the Holders of a Majority or Super Majority, as the case may be, in liquidation amount of such Capital Securities then outstanding have so directed the Institutional Trustee, to the fullest extent permitted by law, a Holder of the Capital Securities

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may institute a legal proceeding directly against the Debenture Issuer to enforce the Institutional Trustee’s rights under such Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity or may require the Institutional Trustee to take such action as would permit any such Holder to institute any such proceeding. Notwithstanding the foregoing, if an Event of Default relating to the Securities has occurred and is continuing and such event is attributable to the failure of the Debenture Issuer to pay interest or premium, if any, on or principal of such Debentures on the date such interest, premium, if any, or principal is payable (or in the case of redemption, the date of redemption), then a Holder of the Capital Securities may directly institute a proceeding for enforcement of payment, on or after the respective due dates specified in such Debentures, to such Holder directly of the principal of or premium, if any, or interest on such Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the Capital Securities of such Holder. The Institutional Trustee shall notify all Holders of the Capital Securities of any default actually known to the Institutional Trustee with respect to such Debentures unless (x) such default has been cured prior to the giving of such notice or (y) the Institutional Trustee determines in good faith that the withholding of such notice is in the interest of the Holders of such Capital Securities, except where the default relates to a payment default. Such notice shall state that such Indenture Event of Default also constitutes an Event of Default hereunder. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clause (i), (ii), (iii) or (iv) above unless the Institutional Trustee has obtained, at the expense of the Sponsor, an opinion of tax counsel to the effect that, as a result of such action, neither the Master Trust nor the Series will be classified as other than a grantor trust for United States federal income tax purposes. A waiver of an Indenture Event of Default relating to the Securities will constitute a waiver of the corresponding Event of Default hereunder.

Any required approval or direction of Holders of the Capital Securities may be given at a separate meeting of Holders of the Capital Securities convened for such purpose, at a meeting of all of the Holders of the Securities of the Series or pursuant to written consent. The Institutional Trustee will cause a notice of any meeting at which Holders of the Capital Securities are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be mailed to each Holder of the Capital Securities. Each such notice will include a statement setting forth the following information (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such Holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the Holders of the Capital Securities will be required for the Master Trust to redeem and cancel Capital Securities or to distribute the Debentures of the series to which the Securities relate in accordance with the Declaration and the terms of the Securities.

Notwithstanding that Holders of the Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Sponsor or any Affiliate of the Sponsor shall not entitle the Holder thereof to vote or consent and shall, for purposes of such vote or consent, be treated as if such Capital Securities were not outstanding.

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In no event will Holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrators, which voting rights are vested exclusively in the Sponsor as the Holder of all of the Common Securities of the Series. Under certain circumstances as more fully described in the Declaration, Holders of Capital Securities have the right to vote to appoint, remove or replace the Institutional Trustee and the Delaware Trustee.

6.      Voting Rights - Common Securities.

     (a) Except as provided under Sections 6(b), 6(c) and 7 and as otherwise required by law and the Declaration, the Common Securities will have no voting rights.

     (b) The Holder of the Common Securities is entitled, in accordance with Article IV of the Declaration, to vote to appoint, remove or replace any Administrators.

     (c) Subject to Section 6.8 of the Declaration and only after each Event of Default (if any) with respect to the Capital Securities has been cured, waived or otherwise eliminated and subject to the requirements of the penultimate sentence of this paragraph, the Holder of the Common Securities, voting as a single class, may direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee, or exercising any trust or power conferred upon the Institutional Trustee under the Declaration, in respect of the Common Securities, including (i) directing the time, method, place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee with respect to the Debentures of the series to which the Securities relate, (ii) waiving any past default and its consequences that are waivable under the Indenture, or (iii) exercising any right to rescind or annul an acceleration of the principal of all the Debentures of the series to which the Securities relate. Notwithstanding this Section 6(c), the Institutional Trustee shall not revoke any action previously authorized or approved by a vote or consent of the Holders of the Capital Securities. Other than with respect to directing the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or the Debenture Trustee as set forth above, the Institutional Trustee shall not take any action described in clause (i), (ii) or (iii) above, unless the Institutional Trustee has obtained, at the expense of the Sponsor, an opinion of tax counsel to the effect that for the purposes of United States federal income tax neither the Master Trust nor the Series will be classified as other than a grantor trust on account of such action. If the Institutional Trustee fails to enforce its rights under the Declaration, to the fullest extent permitted by law, the Holder of the Common Securities may institute a legal proceeding directly against any Person to enforce the Institutional Trustee’s rights under the Declaration, without first instituting a legal proceeding against the Institutional Trustee or any other Person.

Any approval or direction of the Holder of the Common Securities may be given at a separate meeting of Holders of the Common Securities convened for such purpose, at a meeting of all of the Holders of the Securities of the Series or pursuant to written consent. The Administrators will cause a notice of any meeting at which the Holder of the Common Securities is entitled to vote, or of any matter upon which action by written consent of such Holder is to be taken, to be mailed to the Holder of the Common Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such Holder is

Series Supplement – Series B [TPW: NYLEGAL:710557.3] 21095-00004 08/30/2007 09:11 AM

entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

No vote or consent of the Holder of the Common Securities will be required for the Master Trust to redeem and cancel Common Securities or to distribute the Debentures of the Series to which the Securities relate in accordance with the Declaration and the terms of the Securities.

7.      Amendments to Declaration and Indenture.

     (a) In addition to any requirements under Section 11.1 of the Declaration, if any proposed amendment to the Declaration provides for, or the Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the Liquidation of the Master Trust or the Series, other than as described in Section 7.1 of the Declaration, then the Holders of outstanding Securities, voting together as a single class, will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the Holders of a Majority in liquidation amount of the outstanding Securities; provided, however, if any amendment or proposal referred to in clause (i) above would adversely affect only the Capital Securities or only the Common Securities, then only Holders of the affected Securities will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the Holders of a Majority in liquidation amount of such Securities.

     (b) In the event the consent of the Institutional Trustee, as the registered holder of the Debentures of the series to which the Securities relate, is required under the Indenture with respect to any amendment, modification or termination of the Indenture or such Debentures, the Institutional Trustee shall request the written direction of the Holders of the Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification, or termination as directed by a Majority in liquidation amount of the outstanding Securities, voting together as a single class; provided, however, that where a consent under the Indenture would require a Super Majority, the Institutional Trustee may only give such consent at the written direction of the Holders of not less than the proportion in liquidation amount of the outstanding Securities which the relevant Super Majority represents of the aggregate principal amount of such Debentures outstanding.

     (c) Notwithstanding the foregoing, no amendment or modification may be made to the Declaration or to the Securities if such amendment or modification would (i) cause the Master Trust or the Series to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee, (iii) cause the Master Trust or the Series to be deemed an Investment Company which is required to be registered under the Investment Company Act or (iv) contravene in any manner whatsoever the requirements to preserve the limitations on liability specified in §3804 of the Statutory Trust Act.

     (d) Notwithstanding any provision of the Declaration, the right of any Holder of the Capital Securities to receive payment of Distributions and payments upon redemption, Liquidation or otherwise, on or after their respective due dates, or to institute a suit for the

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enforcement of any such payment on or after such respective dates, in each case with respect to the Trust Property of the Series, shall not be impaired or affected without the consent of such Holder. For the protection and enforcement of the foregoing provision, each and every Holder of the Capital Securities shall be entitled to such relief as can be given either at law or equity.

8. Pro Rata. A reference in these terms of the Securities to any payment, distribution or treatment as being “Pro Rata” shall mean pro rata to each Holder of the Securities according to the aggregate liquidation amount of the Securities held by such Holder in relation to the aggregate liquidation amount of all Securities outstanding unless, in relation to a payment, an Event of Default relating to the Securities has occurred and is continuing, in which case any funds in the Property Account of the Series legally available to make such payment shall be paid first to each Holder of the Capital Securities Pro Rata according to the aggregate liquidation amount of the Capital Securities held by such Holder relative to the aggregate liquidation amount of all Capital Securities outstanding, and only after satisfaction of all amounts owed to the Holders of the Capital Securities, to each Holder of the Common Securities Pro Rata according to the aggregate liquidation amount of the Common Securities held by such Holder relative to the aggregate liquidation amount of all Common Securities outstanding.

9. Ranking. The Capital Securities rank pari passu with, and payment thereon shall be made Pro Rata with, the Common Securities except that, where an Event of Default relating to the Securities has occurred and is continuing, the rights of Holders of the Common Securities to receive payment of Distributions and payments upon Liquidation, redemption and otherwise, in each case with respect to the Trust Property of the Series, are subordinated to the rights of the Holders of the Capital Securities with the result that no payment of any Distribution on, or any amount payable upon the redemption of, any Common Security, and no payment to the Holder of any Common Security on account of the Liquidation of the Master Trust or the Series, shall be made unless payment in full in cash of (i) all accrued and unpaid Distributions on all outstanding Capital Securities for all Distribution Periods terminating on or prior thereto, (ii) all amounts payable upon Capital Securities then subject to redemption and (iii) all amounts payable upon Capital Securities in the event of the Liquidation of the Master Trust or the Series, in each case, shall have been made or provided for, and all funds immediately available to the Institutional Trustee shall first be applied to the payment in full in cash of the amounts specified in clause (i), (ii) and (iii) above that are then due and payable.

10. Acceptance of Guarantee and Indenture. Each Holder of the Capital Securities and the Common Securities, by the acceptance of such Securities, agrees to the provisions of the Declaration, the Guarantee and the Indenture, including the subordination provisions therein.

11. No Preemptive Rights. The Holders of the Securities shall have no, and the issuance of the Securities is not subject to, preemptive or similar rights to subscribe for any additional securities.

12. Limitations on Liability. The Master Trust shall have separate and distinct records for the Series, and the assets of the Series shall be held and accounted for separately from those of any other series of the Master Trust or those of any other entity. Holders of the Securities shall only be entitled to the benefit of the Trust Property of the Series, and not the assets of the Master Trust generally or any other series of the Master Trust, and the Trust Property of the Series shall

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be charged with the liabilities belonging to the Series as contemplated in Section 2.6(a)(i)(R) of the Declaration and such liabilities shall be enforceable against the assets of the Series only, and not those of the Master Trust generally or any other series of the Master Trust, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other series of the Master Trust or, except as contemplated in Section 2.6(a)(i)(R) of the Declaration, the Master Trust generally, shall be enforceable against the assets of such Series, all in accordance with the full benefit of the limitations on liability specified in §3804 of the Statutory Trust Act.

13. Miscellaneous. These terms constitute a part of the Declaration. The Sponsor will provide a copy of the Declaration, the Guarantee and the Indenture to a Holder without charge on written request to the Sponsor at its principal place of business.

Series Supplement – Series B [TPW: NYLEGAL:710557.3] 21095-00004 08/30/2007 09:11 AM

IN WITNESS WHEREOF, the undersigned has caused this Series B Series Supplement to be duly executed as of this
______ day of September, 2007.

Umpqua Master Trust I By:________________________________ Name: Title: Administrator

Series Supplement – Series B

A-I-17

Series Supplement – Series B

A-I-18